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                                                                    EXHIBIT 11.0

                        OCTEL COMMUNICATIONS CORPORATION

          STATEMENT RE COMPUTATION OF EARNINGS PER SHARE (IN THOUSANDS,
                      EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                            Three Months Ended         Six Months Ended
                                           ---------------------     ---------------------
                                           Dec. 31,     Dec. 31,     Dec. 31,     Dec. 31,
                                             1996         1995         1996         1995
                                           --------     --------     --------     --------
PRIMARY NET INCOME PER SHARE
   Net income .........................    $ 10,635     $ 11,742     $ 21,127     $ 18,331
                                           ========     ========     ========     ========
   Weighted average shares
     outstanding ......................      51,514       48,936       51,799       48,714

   Dilutive effect of outstanding stock
     options (as determined by the
     application of the treasury stock
     method) ..........................       2,940        3,460        3,602        4,114

   Other ..............................        (276)         (88)        (169)         (78)
                                           --------     --------     --------     --------
                                             54,178       52,308       55,232       52,750
                                           ========     ========     ========     ========
   Primary net income per share .......    $   0.20     $   0.22     $   0.38     $   0.35
                                           ========     ========     ========     ========
FULLY DILUTED NET INCOME PER SHARE*
   Net income .........................    $ 10,635     $ 11,742     $ 21,127     $ 18,331
                                           ========     ========     ========     ========
   Weighted average shares
     outstanding ......................      51,514       48,936       51,799       48,714

   Dilutive effect of outstanding stock
     options (as determined by the
     application of the treasury stock
     method) ..........................       2,921        3,564        3,575        4,118

   Other ..............................        (275)         (82)        (169)         (78)
                                           --------     --------     --------     --------
                                             54,160       52,418       55,205       52,754
                                           ========     ========     ========     ========
   Fully diluted net income per
     share ............................    $   0.20     $   0.22     $   0.38     $   0.35
                                           ========     ========     ========     ========

* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required for all periods under APB Opinion No. 15 because it results in dilution of less than three percent.